COMPENSATION COMMITTEE CHARTER

Adopted by the Board of Directors of Puda Coal, Inc.

Purpose

The purposes of the Compensation Committee (the “Committee”) established pursuant to this charter are to assist the Company's Board of Directors (the "Board") in the discharge of its responsibilities with respect to compensation for the Company’s directors, Chief Executive Officer (“CEO”), executive officers, employees, consultants and advisors, report annually to the Company’s stockholders on executive compensation matters, administer the Company’s equity-based and other compensation plans, and take or cause to be taken such other actions and address such other matters as the Board may from time to time authorize the Committee to undertake or assume responsibility for.

Membership and Power to Act

The Committee will be comprised of at least three members of the Board. Such members will be elected by and serve at the discretion of the Board. Each Committee member will serve on the Committee during his or her respective term as a Board member, subject to earlier removal by a majority vote of the Board.  Unless a chair is elected by the Board, the members of the Committee may designate a chair by vote of the Committee. The Board may remove members of the Committee with or without cause.

As long as the Company’s Common Stock remains publicly traded, each member of the Committee will (1) qualify as an “independent” director as defined under applicable Nasdaq rules (except as otherwise permitted under such rules) and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934. Furthermore, to the extent the Board has members meeting such qualifications, each member of the Committee will be an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986. These terms are more fully described in Exhibit A attached hereto.

The Board reserves to itself all authority delegated hereunder to the Committee. This reservation of authority does not in any way limit the Committee’s authority to act definitively on matters delegated to it hereunder. Notwithstanding the above, the Board reserves the right at any time to revoke or change the authority delegated hereunder.

The Committee may act by unanimous written consent.

Responsibilities

The authority delegated to the Committee is that necessary for the Committee to carry out its functions as the body responsible for overseeing all matters related to the Company’s compensation programs. A non-exclusive list of specific authority delegated to the Committee is set forth below. This description of authority is intended as a guide and the Committee may act and establish policies and procedures that are consistent with these guidelines or are necessary or advisable, in its discretion, to carry out the intent of the Board in delegating such authority and to fulfill the responsibilities of the Committee hereunder.

1. The Committee has authority to determine the amount and form of compensation paid to the Company’s CEO, and to take such action, and to direct the Company to take such action, as is necessary and advisable to compensate the CEO in a manner consistent with its determinations. The Committee will review at least annually the Chief Executive Officer’s performance, including in light of goals and objectives established for such performance, and in light of such review determine his or her compensation.

2. The Committee has authority to determine the amount and form of compensation paid to the Company’s directors, CEO, executive officers, employees, consultants and advisors and to review the performance of such persons in order to determine appropriate compensation, as well as to establish the Company’s general compensation policies and practices and to administer plans and arrangements established pursuant to such policies and practices. The Committee has authority to take such action, and to direct the Company to take such action, as is necessary and advisable to compensate such persons and to implement such policies and practices in a manner consistent with its determinations. It is expected that the Committee may delegate its authority on these matters with regard to non-officer employees and consultants of the Company to officers and other appropriate Company supervisory personnel.

3. The Committee has authority to administer the Company’s equity compensation plans, including without limitation to recommend the adoption of such plans, to recommend the reservation of shares of Common Stock for issuance thereunder, to amend and interpret such plans and the awards and agreements issued pursuant thereto, and to make awards to eligible persons under the plans and determine the terms of such awards; provided that any material amendment to the plans is subject to a shareholders approval as required under the Nasdaq rules.

4. The Committee has authority to select, engage, compensate and terminate compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the Committee in carrying out its responsibilities and functions as set forth herein. Compensation paid to such parties and related expenses will be borne by the Company and the Company will make appropriate funding available to the Committee for such purposes.

5. Except with respect to the responsibilities set forth in Section 1 above, the Committee may delegate its authority granted under this charter to a subcommittee of the Committee (consisting either of a subset of members of the Committee or, after giving due consideration to whether the eligibility criteria described above with respect to Committee members and whether such other Board members satisfy such criteria, any members of the Board). In addition, to the extent permitted by applicable law, the Committee may delegate to a subcommittee comprised of one or more officers of the Company (or other appropriate supervisory personnel) the authority to grant stock options, stock appreciation rights, restricted stock units and performance units to employees (who are not executive officers or members of the Board) of the Company or of any subsidiary of the Company, or to determine the number of such rights and options to be received by such employees.

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6. The Committee will prepare an annual report to the Company’s stockholders on executive compensation and review the Company’s Compensation Discussion and Analysis, each of which will be included in the annual report or the Company’s proxy statement for its annual stockholders’ meeting in accordance with the rules and regulations of the Securities and Exchange Commission.

7. The Committee will make regular reports to the Board with respect to significant actions and determinations made by the Committee. The Committee will also receive regular reports from any subcommittee or individual to whom it delegates any authority under Section 5 above.

8. The Committee will from time to time review this charter and make recommendations to the Board with regard to appropriate changes to the charter.

9. The Committee will from time to time review its own performance and report on its conclusions in this regard to the Board.

10. The Committee has the authority to perform such other activities and functions as are required by law, applicable Nasdaq (or stock market) rules or provisions in the Company’s charter documents, plan documents, or as are otherwise necessary and advisable, in its or the Board’s discretion, to the efficient discharge of its duties hereunder, including without limitation oversight of corporate controls and procedures related to compensation matters and other matters generally related to the executive officers’ ownership of Company securities.

Reports

The Committee will keep minutes of its meeting as it shall deem appropriate and will record its actions and determinations in written form. These records will be incorporated as a part of the minutes and actions of the Board.

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Exhibit A

1. Independent Director.

The Compensation Committee must be composed solely of “independent” directors, as defined in Nasdaq Rule 4200(a)(15). If the Compensation Committee is composed of at least three members, one non-independent director who is not a current officer or employee or family member of such person may serve on the Compensation Committee for up to two years.

The following would not be independent under Nasdaq Rule 4200(a)(15):

(a) An officer or employee of the Company;

(b) A director who has been employed by the Company within the past three years;

(c) A director who received, or who had a family member who received, compensation from the Company of more than $100,000 during any twelve-month period during the past three years, other than compensation to the director for Board service, compensation to a family member who is an employee but not an executive officer of the Company or non-discretionary compensation;

(d) A director who is the family member of any person who was an executive officer of the Company within the past three years;

(e) A director who is a partner, executive officer, or controlling shareholder of any organization to which the Company made, or from which the company received, payments that exceed 5% of the recipient’s gross revenues for that year, or $200,000, whichever is more, during the current or any of the past three years, other than payments arising solely from investments or charitable contribution matching programs;

(f) A director who is an executive officer of another company where any of the Company’s executive officers has served on the compensation committee of the other company within the past three years;

(g) A director who is a current partner of the Company’s outside auditor, was a partner or employee of the Company’s outside auditor and worked on the company’s audit during the past three years; or

(h) Any person who has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment

2. Non-Employee Director.

Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 defines a Non-Employee Director as a director who:

(a) Is not currently an officer (as defined in Rule 16a-1(f)) of the issuer or a parent or subsidiary of the issuer, or otherwise currently employed by the issuer or a parent or subsidiary of the issuer;

(b) Does not receive compensation, either directly or indirectly, from the issuer or a parent or subsidiary of the issuer, for services rendered a s a consultant or in any capacity other than a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K; and

(c) Does not possess an interest in any other transaction for which disclosure would be required pursuant to Rule 404(a) of Regulation S-K.

3.  Outside Director.

Regulation 1.162-27(e)(3) promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, defines an Outside Director as a director who:

(a) Is not a current employee of the publicly held corporation;

(b) Is not a former employee of the publicly held corporation who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

(c) Has not been an officer of the publicly held corporation; and

(d) Does not receive remuneration from the publicly held corporation, either directly or indirectly, in any capacity other than as a director. For this purpose, remuneration includes any payment in exchange for goods or services.

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